UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1535 Faraday Avenue
Carlsbad, California 92008	92008
(Address of principal executive offices)	(Zip Code)

2020 Omnibus Incentive Plan

(Full title of the plan)

Kenneth E. Wolf

President

Natural Alternatives International, Inc.

1535 Faraday Avenue

Carlsbad, California 92008

(760) 736-7709

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

David A. Fisher

FisherBroyles LLP

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

(858) 509-7419

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Natural Alternatives International, Inc. (NAI) is filing this registration statement on Form S-8 to register 550,000 shares of NAI’s common stock authorized for issuance under Amendment One to the 2020 Omnibus Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the SEC, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b)(1) promulgated under the 1933 Act. Such documents are not being filed with the SEC as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

NAI incorporates by reference into this registration statement the documents listed below, which NAI has already filed with the SEC:

(a)

NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 filed with the SEC on September 23, 2025, (which incorporates by reference certain portions of NAI’s Proxy Statement filed with the SEC on October 23, 2025 for its Annual Meeting of Stockholders held on December 5, 2025), which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b)

NAI’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2025, December 31, 2025, and March 31, 2026, filed with the SEC on November 12, 2025, February 13, 2026, and May 19, 2026 respectively; and

(c)

NAI’s Current Reports on Form 8-K filed with the SEC on July 1, 2025, July 21, 2025, December 12, 2025, December 17, 2025, March 20, 2026, and May 1, 2026, only to the extent filed and not furnished; and

(d)

The description of NAI’s common stock contained in NAI’s registration statement on Form S-1, filed with the SEC on March 31, 1994 (SEC File No. 33-44292), including all amendments or reports filed for the purpose of updating such description.

Any other documents subsequently filed by NAI under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), excluding any information in those documents that is deemed by the rules of the SEC to be furnished but not filed, before the filing of a post-effective amendment that indicates all securities offered herein have been sold or that deregisters all securities covered by this registration statement then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable

Item 5.	Interests of Named Experts and Counsel

Not applicable

Item 6.	Indemnification of Directors and Officers

NAI’s charter provides that it may indemnify, to the full extent authorized or permitted by law, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of NAI or by reason of the fact that such director of officer, at the request of NAI, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity.

Under Delaware law, a director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred. In other circumstances, a director, officer, employee, or agent of NAI may be indemnified against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred if he acted in good faith and in a manner, he reasonably believed to be in or not opposed to the best interest of NAI.

The bylaws of NAI provide that costs and expenses (including attorneys’ fees) incurred by or on behalf of a director, officer, employee or agent of NAI in defending or investigating any action, suit, proceeding or investigation shall be paid by NAI in advance of the final disposition of such matter, if such director, officer, employee or agent undertakes in writing to repay any such advances if it is ultimately determined that he or she was not entitled to indemnification.

NAI’s charter further provides that NAI may buy and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NAI, or is serving at the request of NAI as a director, officer, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not NAI would have the power to indemnify him against such liability under the provisions of the law. NAI has in effect a directors and officers liability insurance policy protecting its directors and officers against liability by reason of their being or having been directors or officers of NAI.

Under the terms of NAI’s charter, no director of NAI shall be personally liable to NAI or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to NAI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which such director derived an improper personal benefit.

NAI has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar arrangements with any future directors. NAI may also enter into similar arrangements with certain of its officers who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors.

Item 7.	Exemption from Registration Claimed

Not applicable

Item 8.	Exhibits

The following exhibit index shows those exhibits filed with this registration statement and those incorporated by reference:

EXHIBIT INDEX

Exhibit Number	Description	Incorporated By Reference To

4.1	Amended and Restated Certificate of Incorporation of Natural Alternatives International, Inc. filed with the Delaware Secretary of State on January 14, 2005	Exhibit 3(i) of NAI’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2004, filed with the commission on February 14, 2005

4.2	Amended and Restated By-laws of Natural Alternatives International, Inc. dated as of February 9, 2009	Exhibit 3(ii) of NAI’s Current Report on Form 8-K dated February 9, 2009, filed with the commission on February 13, 2009

4.3	Form of NAI’s Common Stock Certificate	Exhibit 4(i) of NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the commission on September 8, 2005

5.01	Opinion of FisherBroyles LLP	Filed herewith

23.1	Consent of Haskell & White LLP	Filed herewith

23.2	Consent of FisherBroyles LLP	Filed herewith (included in Exhibit 5.01)

99.1	Amendment One to the 2020 Omnibus Incentive Plan as adopted effective January 1, 2026	Annex I of NAI’s definitive Proxy Statement filed with the commission on October 23, 2025

107	Calculation of Registration Fee	Filed herewith

Item 9.	Undertakings

(a) NAI hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by NAI pursuant to Section 13 or Section 15(d) of Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    NAI hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of NAI’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of NAI, NAI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NAI of expenses incurred or paid by a director, officer or controlling person of NAI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NAI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on May 21, 2026.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/ Kenneth E. Wolf
Kenneth E. Wolf, President

Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MARK A. LEDOUX	Chief Executive Officer and	May 21, 2026
(Mark A. LeDoux)	Chairman of the Board of Directors
(principal executive officer)

/s/ KENNETH E. WOLF	President	May 21, 2026
(Kenneth E. Wolf)	(principal financial and accounting officer)

/s/ ALAN G. DUNN	Director	May 21,2026
(Alan G. Dunn)

/s/ LAURA KAY MATHERLY	Director	May 21, 2026
(Laura Kay Matherly)

/s/ GURU RAMANATHAN	Director	May 21, 2026
(Guru Ramanathan)